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Exhibit 99.2

GRANITE CITY FOOD & BREWERY LTD.
5402 Parkdale Drive, Suite 101
Minneapolis, Minnesota 55416

September 21, 2009

Dear Granite City Shareholders:

        Granite City Food & Brewery Ltd is pleased to announce that we have reached an agreement for a debt conversion with DHW Leasing LLC, our primary source of financing for the acquisition of furniture, fixtures and equipment. The agreement will allow us to convert approximately $15.0 million of indebtedness to DHW into 28.0 million shares of Granite City common stock at a per share conversion price of approximately $0.54. The agreement also includes a share buyback provision that allows us to repurchase, on a one-time basis over the next 12 months, subject to certain conditions, any portion of the shares issued to DHW in this transaction to the extent that the value of the shares originally issued in this transaction exceeds $20.0 million. This transaction will also include separate agreements for rent deferrals and other concessions from landlords and third parties.

Background of Transaction

        The past nine months have been a difficult time for our business and for all casual dining restaurants. Companies in the casual dining industry have experienced a drop in sales between five percent and 15 percent year-over-year, depending upon price point, creating a situation that has already has led to the bankruptcy of several major restaurant chains. For Granite City, these operating conditions have resulted in severe cash flow problems, affecting our ability to meet our obligations to our real estate property and equipment lessors. In 2008, our sales were $96.3 million, with a net loss of $15.8 million and negative cash flow of $4.4 million. In the first quarter of 2009, our revenue totaled $21.4 million, our net loss was $2.7 million and we experienced negative cash flow of $1.2 million. In the second quarter of 2009, we had revenue of $22.1 million, a net loss of $2.5 million and positive cash flow of $0.5 million. Year-to-date, our monthly sales have declined approximately 10 percent year-over-year. In response to these conditions, we have halted our expansion plans, aggressively negotiated with our suppliers to reduce food costs and services and significantly reduced our general and administrative expenses. We also negotiated with landlords to restructure rent obligations on capital leases, receiving some relief in February 2009. These measures were not enough, however, to offset the much deeper than expected decline in same store sales since early 2009.

        Beginning in the fall of 2008, we sought additional sources for capital or strategic partners for our business, but met with no success due to our operating performance and the limitations of our capital structure. Our efforts have also been hampered by the uncertain economy and market outlook.

        Between 2006 and 2008, we entered into leases with DHW to finance equipment totaling approximately $16.0 million, making DHW our primary source of financing for furniture, fixtures and equipment; a unit of DHW also developed and leases to us the majority of our restaurants. In May 2009, we entered into discussions with Donald A. Dunham, Jr., the Chief Executive Officer of DHW, to restructure our debt obligations to DHW.

NASDAQ Approval of Exemption from Shareholder Approval Requirements

        In working with DHW and Mr. Dunham and his business associates, we believe we have found a solution to our cash flow problems. In July 2009, we entered into a non-binding confidential term sheet with DHW that provided for the conversion of our indebtedness to DHW into 28.0 million shares of our common stock. We have now reached an agreement with DHW on the terms and conditions of the transaction. In anticipation of reaching this agreement, we filed an application with the NASDAQ Stock Market for a financial viability exception to the shareholder approval requirements for the transaction because the issuance of this number of shares, which results in a change in control, would ordinarily require shareholder approval under NASDAQ's listing rules. In light of the fact that our cash balance cannot continue to support our obligations, we determined that the delay inherent in securing shareholder approval for the transaction would seriously jeopardize our financial viability and that the completion of the transaction was necessary as soon as practicable. The audit committee of our board of directors authorized us to apply to NASDAQ for this exception and has expressly approved reliance on the exemption. NASDAQ has granted our request.

        We entered into a definitive agreement with DHW on September 21, 2009 and expect to close the transaction in early October. Because NASDAQ has granted our request for an exemption, we will not be submitting the transaction to our shareholders for approval.

The Transaction

        The transaction involves the basic terms described below:

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  DHW will convert all indebtedness owed to it by our company (approximately $15.0 million) into 28.0 million shares of our common stock (the "Shares"). As a result of the issuance, there will be a change of control of our company and DHW will beneficially own approximately 64 percent of our outstanding common stock following the closing.

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  During the first year following closing, if the average bid price of our common stock for any period of 20 consecutive trading days equals or exceeds $0.714, we will have the right, exercisable on a one-time basis, to repurchase for $.001 per share an amount of the Shares as would enable DHW to retain Shares having a market value of $20.0 million following such repurchase. The right may be triggered multiple times during the year, but may only be exercised once. As an example—if the company's share price were to reach $1.50 for a period of 20 days and be maintained, the company would have the right to repurchase 14.7 million shares for $14,700. The repurchase price is calculated based upon the closing price of our stock preceding the day we elect to repurchase.

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  DHW will transfer to us, free and clear of all liens and encumbrances, title to all furniture, fixtures and equipment that is subject to financing lease arrangements between our company and DHW.

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  Dunham Capital Management, L.L.C. and Dunham Equity Management, L.L.C. (the "Dunham Landlords") have agreed to a limited deferral of 30 percent of the rent due under lease agreements between our company and the Dunham Landlords. In addition, for all rent payments due on or after June 1, 2009 under restaurant leases with the Dunham Landlords, rent has been deferred for one month. The deferred rents must be repaid upon the first to occur of (a) our company completing a debt or equity financing in the amount of $2.0 million or (b) upon the first anniversary of closing. We anticipate that the monthly accrued and deferred rent will be approximately $75,000 per month commencing June 2009.

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  In addition to rent concessions covered by the Master Agreement entered into in February 2009 with DHW and the Dunham Landlords, DHW and the Dunham Landlords will amend the Master Agreement to provide for agreed upon rent reductions in 2009 and to use reasonable commercial efforts to seek rent reductions on real estate leases of up to $1.7 million on leases for Dunham-owned properties and non-Dunham properties, compared to $1.5 million under the original Master Agreement.

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  Upon the closing of the transaction, our board of directors will be increased from five to seven persons. DHW has nominated four persons to serve on our board of directors, commencing upon closing. Two of the nominees will be "independent directors" under NASDAQ Listing Rules. Two of our five incumbent directors, James G. Gilbertson, our Chief Financial Officer, and Arthur E. Pew III, an independent director, have agreed to resign from our board of directors upon closing. We have also granted to DHW certain board observer rights.

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  For a period of two years following the closing, DHW will have the right to participate in private placements of our equity (on the same terms as other investors) so that DHW may maintain its then percentage ownership of our common stock.

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  Completion of the transaction is subject to certain conditions including, but not limited to, the absence of legal proceedings, we and DHW obtaining requisite consents from third parties such as lenders, the performance by the parties of their covenants and agreements, no changes affecting us which would have a material adverse effect on our business, taken as a whole, and other customary conditions.

        There will be no changes in senior management. Members of our senior management team will continue to be employed under one-year extensions of our existing contracts and will be entitled to receive one year of severance if employment is terminated by the company without cause.

        We expect this transaction to reduce our cash outlays by $19.0 million over the next five years. Additionally, we are negotiating with other non-Dunham landlords to further reduce our cash outlays related to lease payments. Although we are still in the process of negotiations with landlords, we expect to lower rent payments by an additional approximately $500,000 to $1.0 million in each of the next two years pursuant to these negotiations.

        In determining to enter into the debt conversion agreement with DHW, we also sought and received advice from independent financial advisors, including KeyBanc Capital Markets, which rendered its opinion to our board of directors that the consideration to be received by us for the issuance of shares to DHW was fair, from a financial point of view.

Effect of Stock Issuance Related to the Transaction

        The indebtedness to DHW will be converted into 28.0 million shares of common stock, which will result in DHW and related Dunham entities beneficially owning an aggregate of approximately 64 percent of our outstanding common stock following the transaction.

        As our major shareholder, DHW will be in a position to control our company through its ability to elect our board of directors, although we intend that a majority of our board members will continue to be independent under NASDAQ listing rules.

Conclusion

        Continuing to operate without restructuring our debt with DHW and our leases with landlords would not be financially viable. A series of lengthy and detailed negotiations with DHW and several other parties led to our decision to pursue this transaction. In view of our negative cash position, rely on the NASDAQ exemption, and seek to close the transaction on a rapid basis without the approval of our shareholders.

        This economy has caused a major shift in the restaurant industry as the vast majority of restaurants in the casual dining space are experiencing significant declines in revenue. Many restaurants have either gone out of business or filed for bankruptcy. We are pleased that our landlords understand the strength of the Granite City Food & Brewery brand and have chosen what we regard as a better solution to this situation. Upon completing the transaction, we will be on a much more firm financial footing and then can begin the task of further stabilizing our operations and planning for further growth on a prudent timetable. In the meantime, we wanted you to be aware of our financial issues and the actions we are taking to solve them.

        As always, we appreciate your continued support.

GRANITE CITY FOOD & BREWERY LTD.

Steven J. Wagenheim President and Chief Executive Officer

Certain statements made in this letter of a non-historical nature constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, the ability to obtain financing for, and complete construction of, additional restaurants at acceptable costs, the risks and uncertainties described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2009 and our Quarterly Report on Form 10-Q filed on August 14, 2009; and risks related to our ability to restructure our debt and leases and obtain additional capital for operations; and the risk that we may be required to reduce the scale of our operations if we cannot successfully restructure our debt and leases or raise additional capital.

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  Exhibit 99.2